Filed Pursuant to Rule 433 of the

Securities Act of 1933, as amended

Registration Statement Nos. 333-192476 and 333-194256

Free Writing Prospectus dated May 20, 2014

Fantex, Inc.

On May 14, 2014, the several emails attached hereto as Annex A were exchanged between Fantex, Inc. (referred to in this filing as “we,” “us” or the “Company”) and reporter Pete Gallivan from WGRZ-TV (together the “Emails”). The Emails reference the initial public offerings of the Fantex Series Vernon Davis Convertible Tracking Stock (“Fantex Series Vernon Davis”) and the Fantex Series EJ Manuel Convertible Tracking Stock (“Fantex Series EJ Manuel”) of Fantex, Inc. (the “Vernon Davis Offering” and the “EJ Manuel Offering” respectively, and collectively the “Offerings”), which Offerings are covered by the Registration Statements on Form S-1 (File Nos.  333-192476 and 333-194256), as amended (the “Vernon Davis Registration Statement” and the “EJ Manuel Registration Statement” respectively, and collectively the “Registration Statements”), that we have filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended.

You should consider statements in the Emails or contained herein only after carefully evaluating all of the information in the Company’s Registration Statement and the other documents incorporated by reference into the Registration Statement.

Forward-Looking Statements

This free writing prospectus contains forward-looking statements. Forward-looking statements reflect the Company’s current views with respect to, among other things, future events and performance. These statements may discuss the Company’s intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, expectations regarding the commencement or completion of the Offerings, plans and the trends that may affect the Company, Vernon Davis or EJ Manuel. The Company generally identifies forward-looking statements by words such as “should,” “expect,” “may,” “will” or the negative version of these words or comparable words. Forward-looking statements are based on beliefs and assumptions made by management using currently available information. These statements are only predictions and are not guarantees of future performance, actions or events. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management’s underlying beliefs and assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. The Company expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The Company has filed registration statements (including preliminary prospectuses) with the SEC for each of the offerings to which this communication relates. This investment is complex, risky and speculative. Before you invest, you should read the prospectuses in the respective registration statements and other documents the Company has filed with the SEC for more complete information about the Company and the offerings. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offerings will arrange to send you these prospectuses if requested by calling toll-free 866-315-3482. This is not an offer to sell, nor a solicitation of an offer to buy, to residents of any state in which registration and other legal requirements have not been fulfilled.

Annex A

Emails dated May 14, 2014 between Fantex, Inc. and Pete Gallivan of WGRZ-TV

Publication: WGRZ-TV

Reporter: Pete Gallivan

Date: 5/14/14

Email (from Pete Gallivan, WGRZ-TV to Aaron Bensoua, FP)

Date: 5/14/14

Time: 2:29 PM ET

Aaron,

One other question, has there been a date set for when the stocks actually go on sale?

Email (from Aaron Bensoua, FP to Pete Gallivan, WGRZ-TV)

Date: 5/14/14

Time: 3:14 PM ET

Hi Peter,

If you do quote this in a story, all of this can be attributed to Buck French, CEO and co-founder of Fantex:

Here’s how the process works. People can go on to Fantex.com right now and reserve shares of E.J. Manuel. We are offering 523,700 shares at $10 per share. The reservation period will close once the SEC declares us effective and reservations are full. We do not know when this will be. For context, we began accepting reservations for Vernon Davis’ IPO on January 30, 2014 and the reservation period closed on April 22, 2014. Once the SEC declares us effective, we’ll close the reservation period and allocate shares out to those who reserved them. As soon as that process happens, usually within a few business days, shares will be open and available for secondary market trading.

Hope this helps!

Best,

Aaron

Fantex, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. This investment is complex, risky and speculative. Before you invest, you should read the prospectus in that registration statement and other documents Fantex, Inc. has filed with the SEC for more complete information about Fantex, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Fantex, Inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 866-315-3482. View the prospectus.

Email (from Pete Gallivan, WGRZ-TV to Aaron Bensoua, FP)

Date: 5/14/14

Time: 5:15 PM ET

That answers it crystal clear for me. I don’t think I’ll get that far into the weeds on this piece…anyone interested enough will go directly to your website anyway. That clears up the process in my mind though, thanks.

The full story runs at 5:45.

Pete

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